Exhibit -99.1

News—For Immediate Release

Media Contact:	Investor Contact:
Beth Halloran	Catherine Graham
Director, Corporate Communications	EVP & Chief Financial Officer
703.394.5248	703.394.5155
bhalloran@orcc.com	cgraham@orcc.com

ONLINE RESOURCES STRENGTHENS BALANCE SHEET

Company Raises Equity and Repurchases Debt

MCLEAN, Va., June 10, 2003 – Online Resources Corporation (Nasdaq: ORCC), a leading outsourcer of Internet banking and payment services, today announced that it has strengthened its balance sheet by increasing its stockholder’s equity and reducing its Convertible Notes. The Company also announced that it now meets the continued listing requirements for the Nasdaq National Market and, subject to confirmation by Nasdaq, expects to continue trading on that market without interruption.

The Company increased its stockholders’ equity by $4.4 million through a private placement of 1,336,000 newly issued common shares to a group of institutional investors. This transaction was priced at a discount to the Online Resources volume weighted average closing share price for the 10 trading days prior to the seventh trading day before closing. The transaction closed on June 9, 2002. Online Resources will use the proceeds of this private placement for working capital and other general corporate purposes, including the repurchase of a portion of its existing 8 percent Convertible Notes due in 2005.

In separate transactions, the Company also repurchased $3.9 million of its Convertible Notes at par. This removes 975,000 shares from possible future issuance in conjunction with conversion of the repurchased Notes and reduces annual cash interest expense by $312,000. The remaining $8.1 million in Convertible Notes are callable by the Company after October 1, 2003 at a 2 percent premium over par.

“Online Resources has now reduced its Convertible Notes by more than half from the $20.0 million it issued in September 2000,” stated Catherine A. Graham, Online Resources’ Executive Vice President and Chief Financial Officer. “We are especially pleased that by repurchasing these $3.9 million in Notes, we were able to offset the majority of the dilution to shareholders of the $4.4 million equity offering. We will continue to seek opportunities to retire our Convertible Notes, reduce interest expense and further strengthen our financial position.”

About Online Resources
Online Resources (Nasdaq: ORCC – www.orcc.com) is an outsourcer of Internet banking and payment services to over 500 financial institutions nationwide. In contrast to other providers, Online Resources owns, operates and drives critical banking, payments and marketing infrastructure that enable a superior customer experience and Internet channel success. The company’s services, branded to our financial institution clients, power approximately 100 million transactions and $5 billion in consumer bill payments annually. Founded in 1989, Online Resources has been recognized as one of the nation’s fastest growing technology companies.

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This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to: the company’s history of losses and anticipation of future losses; the company’s dependence on the marketing efforts of third parties; the potential fluctuations in the company’s operating results; the company’s potential need for additional capital; the company’s potential inability to expand the company’s services and related products in the event of substantial increases in demand for these services and related products; the company’s competition; the company’s ability to attract and retain skilled personnel; the company’s reliance on the company’s patents and other intellectual property; the early stage of market adoption of the services it offers; consolidation of the banking and financial services industry; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

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